                                                                    EXHIBIT 99.1

                           EXECUTIVE COMPENSATION OF
                       DUQUESNE LIGHT COMPANY EXECUTIVE
                   OFFICERS FOR 1999 AND SECURITY OWNERSHIP
                      OF DUQUESNE LIGHT COMPANY DIRECTORS
                AND EXECUTIVE OFFICERS AS OF DECEMBER 31, 1999

Compensation

     The following Summary Compensation Table sets forth certain information as to cash and noncash compensation earned and either paid to, or accrued for the benefit of, the Chairman and Chief Executive Officer and the four other highest-paid executive officers of Duquesne Light Company ("Duquesne") for service during the years indicated. Each of Messrs. Marshall, Schwass, Roque, and DeLeo is an executive officer of both DQE and Duquesne. The titles listed are those held for Duquesne, and the amounts shown for 1997, 1998, and 1999 are for service to Duquesne only. Total compensation amounts are shown in the DQE Proxy Statement. This information is incorporated here by reference. Mr. Cross was an executive officer of Duquesne only, and the amounts shown are for service in that capacity. *

                                                SUMMARY COMPENSATION TABLE

                                          Annual Compensation                   Long-Term Compensation
                                     ------------------------------     ----------------------------------------
                                                                                 Awards               Payouts
            (a)               (b)      (c)        (d)         (e)          (f)            (g)           (h)         (i)
                                                             Other                    Securities                    All
                                                            Annual     Restricted     Underlying                   Other
                                                            Compen-       Stock       Performance       LTIP      Compen-
         Name and                     Salary     Bonus      sation      Award(s)     Options/SARs     Payouts      sation
    Principal Position        Year     ($)      ($)(1)      ($)(2)         ($)          (#)(3)          ($)        ($)(4)
    ------------------        ----   -------    ------      ------     ----------    ------------     -------     -------
D. D. Marshall               1999     350,000   174,020       7,211         0              44,443        0         4,783
  Chairman & Chief           1998     268,333    95,992      29,989         0             109,817        0         2,391
  Executive Officer          1997     250,919    85,427      25,703         0              98,752        0         4,750

V. A. Roque                  1999     157,500    47,250      54,732         0              12,785        0         4,782
  Senior Vice President      1998     137,083    41,124           0         0              33,700        0         2,352
  and General Counsel        1997     126,875    38,063           0         0              34,084        0         4,750

G. L. Schwass                1999     137,500    48,125      25,607         0              29,797        0         4,756
  Senior Vice Pres. and      1998     137,500    41,250      44,333         0              54,357        0         2,365
  Chief Financial Officer    1997     137,500    48,125      35,479         0              63,001        0         4,746

W. J. DeLeo                  1999     190,000    57,000      14,715         0              33,356        0         4,783
  Vice President and         1998     165,000    49,500      14,374         0              45,937        0         2,392
  Chief Admin. Officer       1997     158,750    47,623       8,559         0              48,669        0         4,695

J. E. Cross                  1999     275,000    79,200     137,275         0               7,505         0        4,674
  Former President,          1998     275,000    68,750           0         0              53,395         0        2,303
  Generation Group           1997     275,000    68,750           0         0              71,501         0        4,555

(1) The amount of any bonus compensation is determined annually based upon the prior year's performance and either paid or deferred (via an eligible participant's prior election) in the following year. The amounts shown for each year are the awards earned in those years but established and paid or deferred in the subsequent years.

(2) Amounts of Other Annual Compensation are connected to the funding of non-qualified pension benefit accruals and/or compensatory tax payments on restricted stock.

(3) Includes total number of stock options granted during the fiscal year, with or without tandem SARs and stock-for-stock (reload) options on option exercises, as applicable, whether vested or not. See table titled Option/SAR Grants in Last Fiscal Year. Once granted, the stock options can be exercised only if they become awarded and vested. The award of options is based on company and individual performance and achievement of specified goals and objectives over a specified award period. Some options are vested immediately upon award while others are subject to time-based vesting following the award date.

(4) Amounts of All Other Compensation shown are company match contributions during 1997, 1998, and 1999 under the Duquesne Light Company 401(k) Retirement Savings Plan for Management Employees.

* Mr. Cross resigned from his employment effective January 15, 2000 following the exchange of our nuclear generation with FirstEnergy.


Supplemental Tables

     The following tables provide information with respect to options to purchase DQE Common Stock and tandem stock appreciation rights in 1999 under the DQE, Inc. Long-Term Incentive Plan.

     Option grants are structured to align compensation with the creation of value for Common stockholders. For example, should DQE stock rise 50% in value over the ten-year option term (from $34.623 per share to $51.938 per share), stockholder value would increase an estimated $1.285 billion, while the value of the grants to the individuals listed below would increase an estimated two-tenths of one percent ($2,140,378) of the total gain realized by all stockholders.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               Individual Grants

           (a)                      (b)                 (c)              (d)            (e)             (f)
-------------------------------------------------------------------------------------------------
                                 Number of           % of Total
                                 Securities         Options/SARs      Exercise                         Grant
                                 Underlying          Granted to        or Base                          Date
                                Options/SARs         Employees          Price       Expiration        Present
       Name                    Granted (#)(1)      in Fiscal Year     ($/Sh)(2)        Date        Value ($)(3)*
---------------------        -----------------   -----------------   ----------     -----------   ---------------
D. D. Marshall                     14,192              6.4            39.5938         7/22/07               70,392
                                    8,936              4.0            39.5938         8/30/04               50,220
                                    5,501              2.5            39.5938         8/30/04               30,916
                                   14,686              6.7            38.0938         7/22/07               86,060
                                    7,635              3.4            38.0938         8/30/04               45,657
                                    3,540              1.6            38.0938         8/30/04               21,189
                                    7,435              3.4            38.0938         2/19/02               37,547
                                    1,565              0.7            38.0938         7/23/01                6,808

V. A. Roque                         2,002              0.9            40.1875         3/28/05               10,991
                                    1,682              0.7            40.1875        11/01/04                9,503
                                    4,971              2.2            40.1875         7/22/07               25,203
                                    7,404              3.3            38.0938         7/22/07               41,907
                                    2,205              1.0            38.0938        11/01/04               13,164

G. L. Schwass                       7,141              3.2            39.5938         7/22/07               35,419
                                    7,132              3.2            39.0312         7/22/07               34,876
                                      654              0.2            39.0312         8/30/04                3,656
                                    1,484              0.6            39.0312         7/23/01                7,272
                                      225              0.1            39.0312         8/30/04                1,258
                                    9,628              4.4            39.0312         8/30/04               53,821
                                   14,298              6.5            40.0938         7/22/07               92,222
                                   12,035              5.5            40.0938         8/30/04               78,648
                                    1,579              0.7            40.0938         8/30/04               10,295

W. J. DeLeo                         5,640              2.5            39.3438         8/30/04               31,866
                                    6,729              3.0            39.3438         3/28/05               36,538
                                    2,088              0.9            39.3438         2/27/06               11,254
                                   12,240              5.6            40.1875         7/22/07               78,826
                                    6,659              3.0            40.1875         7/23/01               29,300

J. E. Cross                         7,505              3.4            39.3125         7/22/07               37,000

* The actual value, if any, an executive may realize will depend on the difference between the actual stock price and the exercise price on the date the option is exercised. There is no assurance that the value ultimately realized by an executive, if any, will be at or near the value estimated.

(1) These grants represent stock-for-stock (reload) options received upon exercise of stock options by the applicable officer electing to use previously owned DQE stock to exercise the options under the terms of the Plan. These reload options include tandem stock appreciation rights and dividend equivalent accounts and stock-for-stock options.

(2) The exercise price of the options is the fair market value of DQE Common Stock on the date such options were granted. The exercise price may be payable in cash or previously owned shares of DQE Common Stock held for at least six months.

(3) The grant date present value shown in column (f) gives the theoretical value of the options listed in column (b) on the grant dates using the Black-Scholes option pricing model, modified to account for the payment of dividends. The theoretical value of the option was calculated assuming an option life equal to the time period between the grant date and expiration date (i.e., from 1.75 to 8.45 years); a periodic risk-free rate of return equal to the yield of the U.S. Treasury note having a similar maturity date as the option expiration date, as reported by Bloomberg Financial Markets on the grant date (i.e., from 6.17% to 4.79%); an initial quarterly dividend immediately following the option grant date (i.e., from $0.38 to $0.40), with an expected growth rate of 4.5% per year as estimated by "Value Line Ratings and Reports", dated September 10, 1999; and an expected monthly stock price volatility as reported by Bloomberg Financial Markets over approximately the same length of time as the option life as of the month of the grant, (i.e., from 15.33% to 21.344%). No adjustments to the grant date present values have been made with respect to exercise restrictions, forfeiture, or early exercise.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option/SAR Values

             (a)                        (b)              (c)                    (d)                           (e)
                                                                             Number of                     Value of
                                                                             Securities                   Unexercised
                                     Number of                         Underlying Unexercised            In-the-Money
                                     Securities                           Options/SARs at               Options/SARs at
                                     Underlying         Value            Fiscal Year-End (#)             Year-End ($)(5)
                                                                         -------------------             ---------------
                                    Options/SARs       Realized             Exercisable/                  Exercisable/
        Name                        Exercised (#)       ($)(3)            Unexercisable (4)             Unexercisable (4)
-----------------------           ---------------      ---------       ----------------------           -----------------
D. D. Marshall                       69,385  (2)         556,018          77,297/159,975                34,101/107,749

V. A. Roque                           5,000  (1)          61,875          59,150/50,523                 189,165/47,744
                                     20,332  (2)         194,120

G. L. Schwass                        58,638  (2)         417,444          55,224/90,450                 26,070/97,452

W.  J. DeLeo                         27,304  (1)         318,580          47,219/54,828                 61,937/45,579
                                     40,034  (2)         530,262

J. E. Cross                           8,298  (2)          69,495          32,084/25,378                 70,240/73,259

(1)  Stock appreciation rights exercised for stock and cash.

(2) Stock options exercised for stock by tendering shares of previously-owned DQE Common Stock.

(3) Represents the difference between the exercise price of the options or SARs and the fair market value of DQE Common Stock on the New York Stock Exchange on the date of exercise.

(4) The numbers set forth include options/SARs previously granted (including those granted in 1999) but not yet earned. The number to be earned will be based on individual performance and may be earned by the officer over future periods from one to three years as established with each option grant.

(5) Represents the difference between the exercise price of the options or SARs and the fair market value of DQE Common Stock on the New York Stock Exchange on December 31, 1999.

Retirement Plan

     Duquesne Light maintains tax-qualified and non-qualified defined benefit pension plans and arrangements that cover the named executive officers, among others. The following table illustrates the estimated annual straight-life annuity benefits payable at the normal retirement age of 65 to management employees in the specified earnings classifications and years of service shown:

                              PENSION PLAN TABLE

      Highest
    Consecutive                                                Years of Service
                      ---------------------------------------------------------------------------------------------------
     Five-Year
      Average
    Compensation           5            10             15             20            25            30            35
    ------------           -            --             --             --            --            --            --
      $200,000           $17,000      $34,000        $51,000        $68,000       $84,000       $97,000      $107,000
      $300,000           $26,000      $52,000        $78,000       $104,000      $129,000      $149,000      $164,000
      $400,000           $35,000      $70,000       $105,000       $140,000      $174,000      $200,000      $220,000
      $500,000           $44,000      $88,000       $132,000       $176,000      $219,000      $252,000      $277,000
      $600,000           $53,000     $106,000       $158,000       $211,000      $264,000      $303,000      $333,000

     Compensation utilized for pension formula purposes includes salary and bonus reported in columns (c) and (d) of the Summary Compensation Table and stock option compensation prior to March 1, 1994. An employee who has at least five years of service has a vested interest in the retirement plan. Benefits are received by an employee upon retirement, which may be as early as age 55. Benefits are reduced by reason of retirement if commenced prior to age 60 or upon election of certain options under which benefits are payable to survivors upon the death of the employee. Pension amounts set forth in the above table reflect the integration with social security of the tax-qualified retirement plans. Retirement benefits are also subject to offset by other retirement plans under certain conditions.

     The current covered compensation and current years of credited service for Messrs. Marshall, Roque, Schwass, DeLeo, and Cross respectively, are $452,069 and 23; $234,706 and 10; $370,044 and 28; $203,419 and 24: and $316,792 and 11.

Severance and Employment Agreements

     We entered into Severance Agreements with certain officers, including those named in the Summary Compensation Table. The Severance Agreements, which go into effect upon the occurrence of an event constituting a "change of control" under the Severance Agreements, provide for payments if the officer's employment is terminated other than for cause, death or disability, beginning on the date on which a change of control occurs and ending 36 months after the closing of the transactions constituting a change of control. Certain other events which constitute "constructive discharge" may also trigger payment.

     The officer is entitled to receive a lump sum severance payment equal to three times the sum of the officer's current annual base pay and target bonus opportunity, an amount intended to compensate the officer for the loss of long-term benefits, the amount of forfeitures, if any, under the 401(k) Plan and an amount equal to the present value of benefits that would have accrued under qualified and non-qualified defined benefit retirement plans had the officer continued to participate for 36 months following termination, together with certain other payments and benefits, including continuation of employee benefits. The officer is also entitled to such payments and benefits if he voluntarily terminates his employment in the thirteenth month following the closing of the transaction, provided that the 36-month payment and benefit period would be reduced to 24 months and further if necessary to avoid excise taxes.

     The Agreements also provide for reimbursement for any additional tax liability incurred as a result of excise taxes imposed on payments deemed to be attributable to a change of control, under certain circumstances, or for reduction of the payments to avoid excise taxes.

     Messrs. Marshall, Schwass, and Cross have prior Employment Agreements with the Company (see below). When the Severance Agreements are in effect, the Employment Agreements are not. When the Severance Agreements are not in effect, the Employment Agreements are reinstated.

     We have stand-alone non-competition agreements with Messrs. Marshall, Cross, Roque and DeLeo. These agreements, as well as the Severance Agreements, provide for non-disclosure of confidential information, non-competition in a specified geographic area, non-solicitation of customers and suppliers, among other provisions, for specified periods of time following termination of employment.

     The termination provisions of the Severance Agreements are in lieu of, and not in addition to, termination payments and benefits under the Company's other termination plans or agreements.

     Prior to the Severance Agreements, DQE and Duquesne Light Company entered into three-year Employment Agreements with Messrs. Marshall, Schwass, and Cross. Each agreement is subject to automatic one-year renewals unless prior written notice of termination is given by the executive or the Company.


     Mr. Marshall's agreement provides, among other things, that Mr. Marshall will serve in his present position at an annual base salary of at least $500,000. Mr. Schwass' agreement provides that he will serve in his present position at an annual base salary of at least $250,000. Mr. Cross' agreement provides that he will serve in his present position at an annual base salary of at least $275,000. The agreements state that each executive's base salary is subject to periodic review, and provide for the executive's participation in executive compensation and other employee benefit plans of the companies.

     If the executive is discharged other than for cause (as defined) or resigns for good reason (as defined), then, in addition to any amounts earned but not paid as of the date of termination, he will receive the balance of his base salary and bonus for the remaining term of the agreement, payable as specified in the agreement. Upon any such termination, the executive will also receive a lump sum payment equal to the actuarial equivalent of the additional pension he would have accrued had his service for pension purposes continued until the expiration of the agreement and be entitled to immediate vesting (or the redemption in cash) of all of his stock-based awards. Mr. Marshall's agreement also provides for reimbursement for any additional tax liability incurred as a result of excise taxes imposed on payments deemed to be attributable to a change of control, under certain circumstances, or for reduction of the payments to avoid excise taxes and allows an additional year to exercise stock options under certain circumstances.

     On January 15, 2000, Mr. Cross resigned from his employment and received the compensation to which he was entitled under his Employment Agreement upon a resignation for good reason (as described above).

Beneficial Ownership of Stock

     The following table shows all equity securities of DQE beneficially owned, directly or indirectly, as of March 10, 2000, by each director and by each executive officer named in the Summary Compensation Table:

                               Total Shares of        Shares of Common Stock/
                                Common Stock          Nature of Ownership (1)
                               ---------------      ---------------------------

     David D. Marshall            191,088    (2)      32,534   Joint, SVP, SIP

     John R. Marshall               8,250    (2)

     James E. Cross                58,852    (2)         200   VP
                                                      11,399   Joint, SVP, SIP

     Morgan K. O'Brien             26,173    (2)       2,244   VP, IP

     Victor A. Roque               94,699    (2)         466   VP, IP
                                                       9,100   Joint, SVP, SIP

     Jack E. Saxer, Jr.            16,237    (2)       2,873   VP, IP

     Gary L. Schwass               78,242    (2)      25,985   VP, IP

     William J. DeLeo             100,850    (2)      20,925   VP, IP

     Directors, Nominees and      603,168    (2)
       Executive Officers as a
       Group (13 persons)

     None of the individuals named in the table above owned beneficially more than one percent of the outstanding shares of DQE Common Stock. The directors and executive officers as a group beneficially owned less than one percent of the outstanding shares of DQE Common Stock as of March 10, 2000.

(1) The term "Joint" means owned jointly with the person's spouse. The initials "VP" and "IP" mean sole voting power and sole investment power, respectively, and the initials "SVP" and "SIP" mean shared voting power and shared investment power, respectively.

(2) The amounts shown include shares of Common Stock which the individuals have a right to acquire within 60 days of March 10, 2000 through the exercise of stock options granted under the Long-Term Incentive Plan in the following amount: Messrs. David Marshall 158,554; John Marshall 8,250; Cross 47,253; O'Brien 23,929; Roque 85,133; Saxer 13,364; Schwass 52,257; and DeLeo 79,925; and all executive officers as a group: 491,640 shares.

     Messrs. David Marshall, Cross, Roque, Schwass, and DeLeo also beneficially own 1,033, 520, 492, 1,034, and 872 shares, respectively, of Duquesne Light Company Preference Stock, Plan Series A as of December 31, 1999. The Preference shares are held by the Company's Employee Stock Ownership Plan trustee for Duquesne Light Company's 401(k) Plan on behalf of the Executive Officers, who have voting but not investment power. The Preference shares are redeemable for DQE Common Stock or cash on retirement, termination of employment, death, or disability. Shares outstanding as of December 31, 1999 for the Preference Stock, Plan Series A are 747,395. Mr. Cross is not vested in these preference shares.

     The directors and executive officers do not own any shares of Duquesne Light Preferred Stock or DQE Preferred Stock, Series A (Convertible).


Principal Shareholders

     The following table sets forth, to the knowledge of Duquesne, the beneficial owners, as of:

  1. February 9, 2000, of more than 5% of the outstanding shares of DQE Common
     --------------------------------------------------------------------------
     Stock
     -----

                                              Common Stock Owned Beneficially
                                              -------------------------------
         Name                Address        Number of Shares   Percent of Class
         ----                -------        ----------------   ----------------
Wellington Management     75 State Street       5,324,390             7.07
Company, LLP              Boston, MA  02109

     Wellington Management Co., LLP has shared voting power over 2,106,910 shares and shared dispositive power over 5,324,040 shares.

  2. March 10, 2000, of more than 5% of the outstanding shares of DQE Preferred
     --------------------------------------------------------------------------
      Stock, Series A (Convertible)
     ------------------------------

                                                              Preferred Stock Owned Beneficially
                                                              ----------------------------------
         Name                  Address                       Number of Shares    Percent of Class
         ----                  -------                       ----------------    ----------------
Malcolm Bailey              9513 Bayou Brook                      87,732                  23.30
                            Houston, TX  77063

Charles S. Verdery          P. O. Box 8030                        51,060                  12.11
                            Amelia Island, FL  32034
Doug Bailey                 1221 Rocky River                      48,000                  12.75
                            Houston, TX  77056

Otheil J. Erlund, Jr. &     Route 1, Box 35J                      30,850(1)                8.19
Rachel Erlund, Jt. Ten.     Comfort, TX  78031

Tommy C. Bussell            19 Villa Bend                         28,491                   7.57
                            Houston, TX  77069

George E. Conner            17303 Shaw Road                       21,447                   5.09
                            Cypress, TX  77429

(1) Includes 21,244 shares held jointly, as to which voting and investment power is shared. Also includes 9,606 shares held solely by Mr. Erlund, as to which he has sole voting power and shared investment power.

     All principal shareholders of the DQE Preferred Stock, Series A (Convertible) listed have sole voting and investment power except as noted.

Directors' Fees and Plans

     As of June 30, 1999, all the Directors of Duquesne Light Company are employees. Directors who are employees of Duquesne or any of its affiliates do not receive fees for their services as directors.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Duquesne's directors and executive officers, and any persons who beneficially own more than ten percent of the Company's Preferred Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Preferred Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To Duquesne's knowledge, based solely on review of the copies of such reports furnished to Duquesne and written representations that no other reports were required, during the year ended December 31, 1999, all such Section 16(a) filing requirements were met except for a Form 3 Report of Jack E. Saxer, Jr., Director which was filed late. Mr. Saxer has no Preferred Stock ownership.


Compensation Committee Interlocks and Insider Participation

     As of June 30, 1999, to reflect Duquesne's wholly owned subsidiary status, certain Executive Officers of DQE, the parent holding company of Duquesne, became Board members of Duquesne. The members of the Compensation Committee are Messrs. David D. Marshall and Jack E. Saxer, Jr. Mr. Marshall is Chairman of the Board and Chief Executive Officer of Duquesne as well as Chairman, President and Chief Executive Officer of DQE, the parent holding company of Duquesne. Mr. Saxer is a Vice President of DQE, the parent holding company of Duquesne and is also a Board member of Duquesne.